Exhibit 99.2

Operator
Good day, ladies and gentlemen. Welcome to the ePlus Earnings Results Conference Call. As a reminder, this conference call is being recorded. I would like to introduce your host for today's conference, Ms. Erica Stoecker, General Counsel. Ma'am, you may begin.

Erica Stoecker, General Counsel
Thank you for joining us today. On the call is Mark Marron, CEO & President; Darren Raiguel, Chief Operating Officer & President of ePlus Technology, and Elaine Marion, Chief Financial Officer.

I want to take a moment to remind you that the statements we make this afternoon that are not historical facts may be deemed to be forward-looking statements and are based on management's current plans, estimates, and projections. Actual and anticipated future results may vary materially due to certain risks and uncertainties detailed in the earnings release we issued this afternoon and our periodic filings with the Securities & Exchange Commission including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and in other documents that we file with the SEC, including the Form 8-K we filed on October 6, 2023 recasting certain disclosures in our most recent Annual Report. Any forward-looking statement speaks only as of the date of which the statement is made, and the Company undertakes no responsibility to update any of these forward-looking statements in light of new information, future events, or otherwise. In addition, we will be using certain non-GAAP measures during the call. We have included a GAAP financial reconciliation in our earnings release, which is posted on the Investor Information section of our website at www.eplus.com.

I’d now like to turn the call over to Mark Marron. Mark?

Mark Marron, CEO, President
Thank you, Erica, and thank you, everyone, for participating in today's call to discuss our third quarter fiscal 2024 results.

Our year-to-date performance has been solid, with net sales growth of 6% outpacing the industry and our peers. Customers’ adoption of digital transformation technologies, security solutions, and IT infrastructure to support AI remains strong. Quarter-to-quarter top-line performance has been more variable than in prior years, mostly due to supply chain fluctuations which affected both customer behavior as well as our ability to ship equipment. Over the past two years, large enterprise customers ordered equipment well in advance of expected need, in order to safeguard their mission critical projects. As a result we built a backlog of booked orders, and as the supply chain eased, we were able to ship this backlogged equipment, helping to drive strong 22% sales growth in the first half of the fiscal year. Following that wave of shipments, we saw some customers pause new orders in Q3 as they deployed these delivered products.

As a result, in our third quarter, net sales were down 18%, but it is important to note that our gross profit held more stable and was down only 3.3%. A contributing factor to the gross profit was our service revenues, which were up 10.7% as we deployed projects for our customers and our services gross profit increased 21% year-over-year, driven by double-digit gross profit gains in both professional and managed services. Overall, our services gross margin was up 340 basis points and we had another strong quarter with our managed services revenue up 22%. Given the mission critical nature of managed services we provide, this business is characterized by recurring and predictable revenue streams. This revenue not only enhances our financial visibility, but also offers new opportunities for growth as we provide existing customers with additional managed services offerings that address their evolving IT needs.

The services growth noted above along with solid product margins and strong contribution from our financing segment helped our consolidated gross margin increase by 410 basis points. It is also important to note, that our year-to-date consolidated gross profit increased 9% on an increase of 6% in net sales.

Net income declined 23.6% for the quarter and increased 8.4% year to date. Net earnings were affected by lower product sales, higher acquisition related amortization expenses, and higher personnel costs. We continue to invest strategically in building out our AI sales and consultative resources, AI optimized solutions and lab capabilities which underscores our confidence in our growth prospects.

While sales cycles have lengthened somewhat, we do not view this quarter’s sales decline as a trend and our annual guidance remains unchanged. It is worth noting again that we faced a tough compare with Gross Billings up almost 30% last year in this quarter. We believe fundamental demand parameters remain intact and consider the variability in our quarterly sales this year as primarily a timing issue on when and how deals fell between quarters. We expect sales growth in our fourth quarter enabling us to achieve the lower end of our guidance range.

While still early in its evolution, generative AI represents a promising long-term growth opportunity for both our product and services businesses. We have deep credentials in the AI world, and AI isn’t a new solution set for ePlus. We have been strategizing, building engineering expertise and aligning with top vendors for years. In March of 2018, we were named Elite level as a Deep Learning Partner for Nvidia. We were also an early distribution partner for AIRI, the AI ready Infrastructure architected by Pure Storage and Nvidia which recognized our vision and integration capabilities.

We are excited about the possibilities for AI and we recently announced our AI Ignite program that will help customers explore, adopt and optimize AI. It will help show what is possible with their data and applications, ensure their business and strategy is aligned and help drive scale, efficiencies and cost savings. Our AI capabilities, including consulting, managed services and training, enable our customers to implement complex AI architectures that are cost-effective, scalable and secure. We continue to work closely with our AI partners to develop innovative AI-optimized infrastructure for our customers. That can include working on voice recognition projects, autonomous driving initiatives, scanning physical images to provide a better patient experience, or just help customers embark on their artificial intelligence and machine learning plans.

Our Financing segment reported solid third quarter results, fueled primarily by high transactional gains and portfolio earnings. During the quarter, we executed on several large contracts, resulting in strong year-on-year volume growth accompanied by even higher growth in third quarter segment adjusted EBITDA. Financing remains an important competitive differentiator for ePlus, offering flexibility for our customers particularly in more challenging economic periods.

Acquisitions remain a key element of our growth strategy, and we continuously evaluate potential opportunities that would enhance our offerings, strengthen our capabilities and expand our geographical presence. We were also pleased to complete the acquisition of PEAK Resources on January 26th. PEAK is a solution provider in Denver and the mountain West, with enterprise customers and a corporate culture that parallels our own. This is another example of a geographic, strategic acquisition that provides a platform for us to build out the Mountain West region. We believe we can deploy our broader solutions portfolio to their customer base which should help drive incremental growth in the future.

Our strong balance sheet, including third quarter-end cash of $142 million, the highest level in the past seven quarters provides us with the flexibility to opportunistically pursue acquisitions that both align with our strategic objectives and are financially accretive.

I would like to thank the ePlus team for their continued dedication in a challenging operating environment. I will now turn the call over to Elaine to discuss our financial results in more detail. After Elaine’s remarks, I will provide our financial outlook for fiscal 2024.

Elaine Marion, CFO
Thank you, Mark. And good afternoon, everyone. I will provide additional details about our financial performance in the third quarter of fiscal 2024.

Consolidated net sales amounted to $509.1 million, compared to $623.5 million in the prior year quarter. Technology business net sales were $494.2 million, down from $611.8 million reported in last year’s third quarter. The decline was due to lower product sales, as improved product availability in the first half of the fiscal year enabled clients to complete previously delayed projects. Service revenue grew 10.7% to $74.7 million, led by double-digit growth in Managed Services.

Within our Technology business, sales were broad-based across our customer verticals. On a trailing 12-month basis, our two largest verticals continued to be telecom, media and entertainment and technology, representing 24% and 17% of our technology business net sales, respectively. SLED, health care and financial services accounted for 16%, 13% and 10% of our technology business net sales, respectively, with the remaining 20% divided among other end markets.

Net sales in our Financing segment were $14.9 million, up from $11.7 million in the prior year, due to higher transactional gains and portfolio earnings.

Although consolidated gross profit decreased 3.3% year to year to $133.8 million, consolidated gross margin expanded by 410 basis points to 26.3%. All three of our Technology segments contributed to the improvement in gross margin, with product gross margin gaining 270 basis points to 21.9%, mainly due to a larger proportion of third-party maintenance and services sold in the current quarter which are recorded on a net basis.

Managed Services gross margin showed a 330-basis point improvement to 31.8%, due to scaled growth in these services, while Professional Services gross margin grew by 420 basis points to 43.3%, benefitting from a shift in mix to higher margin services.

Consolidated operating expenses of $95.8 million increased 4.2% year-over-year, reflecting the increases in salaries and benefits from additional headcount, as well as increases in acquisition-related depreciation and amortization expenses.

Our total headcount at the end of December 2023 was 1,897, up 152 from a year ago, partially due to the acquisition of Network Solutions Group completed in April 2023 which added 83 employees. Of the 152 additional employees, 133 were in customer facing roles.

On a consolidated basis, operating income declined from $46.5 million to $38.0 million. Earnings before taxes were $38.4 million, down from $49.4 million reported in last year’s third quarter. The decrease was due to lower sales, as well as a benefit in last year’s third quarter from foreign currency gains and a class action payment which together totaled to $2.8 million. The effective tax rate was 29.0% in the third quarter of fiscal 2024 compared to 27.7% in the year ago quarter.

Consolidated net earnings were $27.3 million or $1.02 per diluted share, compared to net earnings of $35.7 million or $1.34 per diluted share last year, respectively. Non-GAAP diluted earnings per share were $1.18, compared to $1.38 in the year-ago period. Our diluted share count at the end of the quarter was 26.7 million, unchanged from the third quarter of fiscal 2023. Consolidated adjusted EBITDA decreased to $46.2 million, versus $53.3 million in the prior year, due primarily to a 23.3% adjusted EBITDA decline in the Technology business.

Moving to our consolidated results for the nine months ended December 31, 2023, net sales grew 6.0% to $1.67 billion, led by 6.5% net sales growth in the Technology business. Gross billings in the Technology business were $2.5 billion, an improvement of 3.4% versus the prior year period. Consolidated gross profit rose 9.2% to $420.4 million, and consolidated gross margin expanded 80 basis points to 25.2%, due to improved margins for both product and services. Consolidated net earnings were $93.8 million or $3.52 per diluted share, representing increases of 8.4 and 8.6%, respectively. Adjusted EBITDA grew 8.2% to $153.6 million and non-GAAP diluted earnings per share expanded by 9.0% to $3.99.

Turning to the balance sheet, we ended the third quarter with cash and cash equivalents of $142.2 million, the highest in two years, as compared to $103.1 million at the end of fiscal 2023. Conversely, inventories declined to $218.0 million from $243.3 million at the end of March 2023, representing the lowest level in nearly two years. We have seen supply chain pressures continue to ease, enabling us to fulfill prior customer orders and complete related services which should support further inventory reduction over time. Further, inventory turns continued to improve to 27 days compared to 29 days in the preceding quarter and 38 days at the end of fiscal 2023. Stockholder’s equity increased 12.2% to $877.8 million from the end of fiscal 2023.

Our cash conversion cycle was 54 days compared to 51 days in the year ago quarter and 59 days at the end of fiscal 2023.  Given this improvement, year-to-date operating cash flows were $143.5 million compared to $147.0 million of cash used in the same period last year.

While we expect our customers to be more conservative with their IT spending in the remainder of fiscal 2024, as Mark mentioned, ePlus remains well positioned in the market given our strategic focus on higher growth end markets and we remain confident in achieving the low end of our guidance range.

I want to thank our talented ePlus employees for continuing to drive our solid financial performance for the first nine months of fiscal 2024. With that, I will turn the call back to Mark. Mark?

Mark Marron, CEO, President
Thank you, Elaine.

Driven by our strategy targeting higher-growth market segments like cloud, networking, collaboration and security, ePlus has generated strong financial performance through the first nine months of our fiscal year. Specifically, fiscal year-to-date consolidated net sales are up 6%, Adjusted EBITDA is up 8% and diluted earnings per share has increased 9% despite ongoing economic uncertainty and the associated impact on IT spending.

Looking forward, we expect our fourth quarter results will improve sequentially from the third quarter as customer sentiment is positive. As a result, we maintain our 2024 financial guidance, with an expectation that we will achieve the lower end of the range, driven by a reacceleration of growth in our technology business and continued positive momentum in services.

Even as the overall IT spending environment remains challenging, we remain confident in the strength of our marketing position and in our growth strategy. With our many industry partners, ePlus offers innovative, scalable solutions that cost-effectively address our customers’ needs today and for the future. We remain committed to driving profitable growth and building long-term value for our shareholders.

Operator, let’s now open the call for questions. Thank you.

QUESTION AND ANSWER

Operator
At this time, we would like to welcome your questions. To ask a question, press * then the number 1 on your telephone keypad. If you would like to withdraw your question, press *1 again. Our first question comes from the line of Maggie Nolan with William Blair. Please go ahead.

Maggie Nolan, William Blair
Hi, thank you. Mark, you mentioned part of this quarter performance was influenced by timing of deals. Have you seen some of those deals closed so far in January or how are you feeling about the ability to close those in the coming months?

Mark Marron, CEO, President
Hey Maggie, how are you? So, yes, we've seen activity pick up in Q4. We've already seen some of those deals close. And just to give you a quick recap on the quarter, Maggie. So first off, it was a volume issue. Our net sales was down 18.4%, but our gross profit was only down 3.3%. And a lot of that had to do with our strong margins, our Services uptick. We had a pause with our Enterprise customers, but we also saw an uptick in our Project Services. So there was kind of the offset there and then we had a nice Finance quarter as well. But really, what we're seeing, Maggie is what it came down to is timing issues between the quarters.

So if you think about it with the supply chain easing, we were up 22% in the first half. What we saw was the pause with some of our bigger enterprise customers, plus, if you remember, we kind of pointed out we had a tough compare this quarter, where adjusted gross billing -- sorry, our gross billings were up almost 30%, last year in this quarter. But with all of that, we expect growth to be back to a little bit normal ranges in Q4 and deliver a solid fiscal year and hit the low end of our guidance range.

Maggie Nolan, William Blair
That's really helpful, Mark. And then so one other piece of value that was you had talked about maybe there was some lengthening sales cycles and maybe that's some of the Enterprise commentary that you were giving but you felt like that wasn't necessarily indicative of a trend yet. Can you elaborate on why that may not be a trend and what you're seeing out there in the market?

Mark Marron, CEO, President
Yes, Maggie, you know it's funny what we saw in the calendar year-end, the end of our Q3 was not the normal year-end budget flush that we see. But since the fourth quarter, beginning in January has picked up, we've seen orders, pipeline, all pick up nicely. So some of the Enterprise deals have actually some of the deals that moved push from Q3 into Q4 have closed. And some of the timelines, people seem to whether it's a budgeting issue or not have started to move forward a little bit quicker in terms of their sales cycle. Still not back to, I'll call it, pre-COVID levels, if you will, as it relates to the sales cycle, but definitely improved from Q3.

Maggie Nolan, William Blair
Thank you.

Mark Marron, CEO, President
Hey Maggie, one other thing too, just to point out, it's an interesting time with the supply chain. So what we believe happened at least with us is we had a lot of customers that were deploying technology, that we delivered in the first half, especially in this Q3. So it's -- it really is a timing issue between the quarters with the supply chain, deploying that technology and then customers starting to invest, whether it's in security or AI or things along those lines.

Maggie Nolan, William Blair
Okay, that’s helpful. Thank you.

Mark Marron, CEO, President
Thanks Maggie.

Operator
And your next question comes from the line of Matt Sheerin with Stifel. Matt your line is open.

Matt Sheerin, Stifel
Yes, thank you. Mark, I just wanted to follow up on Maggie's question regarding your outlook. I'm looking at my model here and going back 7 years, you've been down sequentially every March quarter. And it does sound like you didn't see the seasonal trends that you typically expect. So I guess the question other than that you've seen some pick-up here in January. Is there a backlog or any other sort of tangible evidence that you can point to this rebound here?

Mark Marron, CEO, President
Yes. Hey Matt, good question. So what we've seen is some of the deals that we -- I just discussed with Maggie that pushed from Q3 into Q4, the demand parameters have really not changed as it relates. And I got to admit, Matt, this is a little bit different than our normal seasonal Q3 to Q4. And a lot of this is timing. The other thing I'd ask you to kind of keep in mind as you go through your models, if you look at the first half, our net sales were up 22%, I think it was in the first half. And our net sales year-to-date are up 6% and our gross profit is up 9%. So, it's in line with what we were thinking for the quarter. A lot of it just came down to timing issues, and a lot of it is supply chain related and customers pushing deals out from Q3 to Q4 for whatever reasons.

Matt Sheerin, Stifel
I got it. But it wouldn't seem that supply chain would be an issue, right, because everyone is saying that products are readily available. Cisco has talked about that. Your networking sales were down 24% year-over-year. So I'm trying to figure out is it supply chain or just customers being more cautious?

Mark Marron, CEO, President
Hey Matt, 2 things if you think about it. What I'm saying about the supply chain is that a lot of customers in our first half, we were up 22%. Some of our bigger customers were actually installing, implementing, deploying that technology, as compared to buying new technology. So some of those bigger customers, as you know, had the wherewithal and the capabilities to order in advance. So that's what we're seeing in the quarter.

And then if you look at it for the year, we're still up 6% on the net sales and 9% on our gross profit. So, the other factor that comes into play is if you look at our Services, they were up 10.7%, and our Project Services were up nicely, both from a revenue and from a gross margin standpoint. So, some of that ties to what I'm talking about with the projects being deployed, as compared to buying new technology.

The second part of that is what I had said to Maggie, a little bit earlier is that some of these deals, some of these Enterprise deals or customers pushed into Q4 and we've seen an early pickup. And we don't think the demand parameters are changing, both in terms of our pipeline, our backlog and what we're hearing from our sales teams related to their forecast for Q4.

Matt Sheerin, Stifel
Got it. Okay. And could you remind me the revenue contribution from the -- in this quarter from the acquisition that you just completed? Does that have much of an impact?

Mark Marron, CEO, President
It was Matt, it was immaterial to net sales, maybe 3% to 4% tops of net sales. So it was immaterial for the quarter.

Matt Sheerin, Stifel
I mean -- but for the March quarter? You just closed the acquisition, right? So you can have a full quarter of revenue?

Mark Marron, CEO, President
Also, yes, sorry, that's immaterial too, Matt. That's a small acquisition, roughly 35, 36 employees. What it does for us, it gives us a platform for the Mountain West. And they've got skill sets in the kind of a data center, cloud, security space that we can build upon and then bring all the other things that ePlus brings to the table. So we think it's a nice platform to build on, but it's immaterial for Q4.

Matt Sheerin, Stifel
Okay. Fair enough. And just relative to your EBITDA guidance for the year at the low end, that would imply that your EBITDA or operating margin for the March quarter would be operating profit would be down year-over-year, despite a revenue growth because your revenue growth is going to be up double digits year-over-year. So what's beneath -- what's happening there? And why is that down?

Mark Marron, CEO, President
Well, I think if you look at it, Matt, it's probably some of the things that we talk about, we're investing for the future. So we believe we're a growth company. So, we didn't touch on AI yet, but we've made some big investments as it relates to resources, AI optimized solutions we built out, a lab, a customer innovation center. So Elaine touched on our head count was up, I think it was 152 employees. I'd say about 130 to 135 were customer-facing. So, you'll see our salaries and benefits still up based on the investments we're making there. And then over time, I think you'll start to see operating leverage. But we still believe we'll be in the range on the adjusted EBITDA and the net sales on the low end that we talked about.

Matt Sheerin, Stifel
Okay. Very good, thank you very much.

Mark Marron, CEO, President
Alright, thanks Matt.

Operator
And your final question comes from the line of Greg Burns with Sidoti. Greg your line is now open.

Greg Burns, Sidoti
Good afternoon, I just want to kind of a follow-up on the product sales, and I guess a little bit of a bottleneck you saw this quarter. Cisco implied that maybe there was a couple of quarters -- like it was going to be a longer duration here to work through some of this bottleneck of product that's been shipped, but it seems like you feel that you're going to rebound pretty quickly in the next quarter. Can you just help us understand what gives you confidence there? I know you touched on it a little bit, but Cisco, in particular, seemed to think that it was going to be a little bit of longer headwind for them to work through this product that's out in the market.

Mark Marron, CEO, President
Yes. Hey Greg how are you? So a couple of different things. So I don't think we have the, I'll say, supply chain issues that Cisco has. Now obviously, it's a portion of what we do. But we've seen our open orders continue to go down on a regular basis overall. So I think some of it is open orders are getting closer. I won't say they are at pre-COVID levels but they're a little more -- I don't know if normalized, but at more natural levels that we think. So we've got a good handle on our open order/backlog.

The supply chain easing really eased up a lot for us. I can't speak to Cisco, but for us, in the first half, if you think about it being up 22%, I don't think there were too many companies out there up 22% in the first half on net sales. So you had that supply chain easing. And then the other thing for the quarter is we've seen the activity pick up. We've got the forecast from our sales team and the demand parameters really haven't changed for us. You know we feel we're in the right value-added areas with cloud security, network modernization, AI and all the services we're predicting. So that would be the reason behind it.

Greg Burns, Sidoti
Okay. And then with your AI practice, AI Ignite. Is that mainly a services opportunity, like a professional service opportunity? Is there hardware associated with that? And do you feel like you have the capabilities in-house to grow that business or is that something that you need to maybe add inorganic expertise to grow that part of your business?

Mark Marron, CEO, President
Yes. So Greg, a couple of different things there. One, it's in the early innings, if you think about it. But I think it's going to change how companies operate, as they go forward in the future. The other thing, it kind of fits right in our wheelhouse. So if you think about converged infrastructure or hyperconverged, AI optimized infrastructure is the same thing in terms of compute, networking, storage and all the things that kind of plays to our strength.

So, a lot of that, we have resources, but we have invested in additional resources, and I had mentioned the lab and the customer innovation center. But it's not just a Services play. So it's actually -- the Services is the first part of it where we help them kind of explore, adopt and optimize AI. And that means, are they ready for AI, envisioning workshops, really, it's about the data. It's kind of a data strategy first is you've got all this data that's expanding exponentially, if you will.

So then you've got to think through governance and risk. Once you've decided on your AI strategy, then it gets into what I'd call the AI optimized infrastructure, which is the hardware play. And to be honest, Greg, the it's a big play -- or it's a big opportunity in the market. So I think I'm saying what anybody else would say related to AI. It's early innings, but it's both the Services and a Product play for us. And the Product play kind of fits with our heritage in our history and what we're good at.

Greg Burns, Sidoti
Alright, perfect. Thank you.

Mark Marron, CEO, President
Alright. Greg, thank you. And everybody, thank you for joining us today for our quarterly earnings report. We appreciate that you took the time and have a good night. Take care.

Operator
Ladies and gentlemen, that concludes today’s call. Thank you all for joining. You may now disconnect.